Exhibit 99.1

Private & Confidential

Title: LaptopTravel Interview: Greenland Energy Company and the Pelican Acquisition Corp SPAC Transaction

Participants

Laptop Travel – Hosst

Robert Price – CEO, Greenland Energy Company
Larry Swets – Executive Chairman, Greenland Energy Company

Tuesday, March 17, 2026

Time: 9 - 10 am eastern.

Video Source: https://streamyard.com/7hzjrhursr9e

Transcript (Organized by Speaker)

Introduction

LaptopTravel:
Good morning everyone and welcome to this special Spaces interview on X. I’m LaptopTravel, a 45-year market veteran. These days I run an investment newsletter and work as an analyst within the StoryTrading community, focusing on real stories that move stocks.

Quick disclaimer: nothing discussed today is investment advice. Always do your own due diligence.

Today we’re joined by Robert Price, CEO, and Larry Swets, Executive Chairman of Greenland Energy Company.

Private & Confidential

With today being the shareholder vote for Pelican Acquisition Corp, this conversation focuses on the opportunity in the Jameson Land Basin in eastern Greenland, which may hold up to a trillion dollars in potential resources.

Let’s begin with introductions.

Opening Statements

Robert Price:
Thank you. I started my career negotiating oil and gas leases, then specialized in energy law. I managed one of the largest oil and gas trust departments in the country and later drilled wells across multiple U.S. basins.

I’ve found millions of barrels of oil in my career. What excites me here is the opportunity to potentially find billions. That’s what Greenland represents.

Larry Swets:
Thank you. My background is in investing and SPACs. I’ve been involved in them for about 20 years.

This project stands out as one of the most compelling asymmetric risk-reward opportunities I’ve seen. There’s always risk, but the upside here is uniquely significant.

Redemption and Capital Strategy

LaptopTravel:
What is your message to shareholders deciding whether to redeem or stay invested?

Private & Confidential

Larry Swets:
The redemption deadline has passed. Today is the vote.

We’ve seen encouraging trading above $10, which suggests confidence. Regardless of redemption levels, we are confident in our ability to fund the project.

Importantly, while institutional capital is available, we wanted retail investors to participate in this opportunity alongside us.

Project Background: ARCO and Greenland

LaptopTravel:
Can you walk us through the history of this basin?

Robert Price:
ARCO, once one of the largest oil companies in the world, identified this basin as a top prospect after discovering Prudhoe Bay.

They spent $275 million on seismic work and infrastructure but abandoned the project due to low oil prices and an unfavorable royalty agreement with Denmark.

We later acquired the licenses directly from Greenland under much better terms, reducing royalties from nearly 40% to a sliding scale up to 15%.

Using modern seismic analysis, an independent report estimates up to 13 billion barrels of oil in just half the basin.

Private & Confidential

Operational Plan

Robert Price:
We will drill two wells this year.

Equipment staged in Montreal by August
Deployment to Greenland in late summer
First well begins October
Each well takes about 30 days

We expect to test multiple oil zones per well and gather detailed reservoir data.

By year end, we should have a clear understanding of the basin’s potential.

Cost Structure and Economics

Robert Price:
Our estimated breakeven is about $25 per barrel.

For comparison:
U.S. shale ranges around $60 to $70 per barrel

This would make us one of the lowest cost producers globally.

Production Potential

Robert Price:
At full development, production could reach:

1.5 to 2 million barrels per day

That is comparable to major global oil fields and could meaningfully impact European supply.

Private & Confidential

Valuation Framework

Larry Swets:
This is not a traditional valuation situation.

We think about it in stages:

Current state: exploration rights valued around $215 million
After two successful wells: potential to reach $1 billion or more
Full production: significantly higher valuation

This is a probability-based, asymmetric opportunity.

Strategic Exit or Partnership

Robert Price:
We will likely need a major partner or acquirer for full field development.

Our role is to prove the resource through initial drilling. Large oil companies or sovereign entities would then scale production.

Why SPAC Instead of IPO

Larry Swets:
Traditional IPOs have become restrictive and selective.

Private & Confidential

SPACs allow broader investor access, faster market entry, and participation from retail investors.

Without this route, this project likely would have remained private or been funded by foreign capital.

Timeline to Ticker Change

Larry Swets:
Expected sequence:

Shareholder vote: today
Closing: within 1 to 2 days
Ticker change to GLND: likely Thursday or Friday, possibly early next week

Buying PELI today means owning the future Greenland Energy Company.

Investor Base Strategy

Larry Swets:
We want a balanced shareholder base:

Retail investors
Institutional investors
Industry experts

Retail participation is important to maintain a healthy ownership structure and avoid overconcentration.

Private & Confidential

Long-Term Vision

Robert Price:
This project is about more than oil.

It includes Greenland economic independence, U.S. and European energy security, and potential development of other resources.

It could transform Greenland similar to how oil transformed Norway and Alaska.

Closing Remarks

Robert Price:
This is the most exciting project of my career. Thank you for your time and interest.

Larry Swets:
We are focused on delivering results for shareholders. The opportunity is still early and compelling. Do your due diligence, but we’re excited about the journey ahead.

LaptopTravel:
Thank you both. This is a rare opportunity to hear directly from leadership on a frontier project of this scale. We look forward to following your progress as Greenland Energy transitions to public markets.